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                                                                  EXHIBIT (b)(5)

                            CONFIRMATION OF GUARANTY

    THIS CONFIRMATION OF GUARANTY (this "Confirmation") is made as of the 20th day of March, 1998 by HADCO PHOENIX, INC., a Delaware corporation, in favor of BANKBOSTON, N.A., as Agent (the "Agent") for itself and the lenders (collectively, the "Banks") which are or may become party to the Amended and Restated Revolving Credit Agreement dated as of December 8, 1997 (as amended and in effect from time to time, the "Credit Agreement") among HADCO CORPORATION (the "Borrower), the Agent and the Banks. Capitalized terms used herein without other definition shall have the meanings set forth in the Credit Agreement.

    WHEREAS, Hadco Acquisition Corp. II, a Delaware corporation ("Hadco Acquisition II") has previously issued in favor of the Agent a Guaranty dated as of March 19, 1998 (as amended and in effect from time to time, the "Guaranty") pursuant to which Hadco Acquisition II has guaranteed the obligations of the Borrower under and in respect of the Credit Agreement and the related Loan Documents;

    WHEREAS, Hadco Acquisition II and Continental Circuits Corp., a Delaware corporation ("Continental Circuits"), have merged with and into each other (with such merger hereinafter referred to as the "Continental Merger");

    WHEREAS, Continental Circuits is the surviving entity of the Merger and has changed its name to Hadco Phoenix, Inc. ("Hadco Phoenix");

    WHEREAS, Hadco Phoenix wishes to ratify and confirm its obligations under the Guaranty;

    NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

    SS.1. RATIFICATION OF GUARANTY. Hadco Phoenix hereby ratifies and confirms the Guaranty, and its obligations as the successor of Hadco Acquisition II thereunder, in all respects and agrees that the Guaranty shall continue in full force and effect. Hadco Phoenix confirms that it (through its predecessor Hadco Acquisition II) has previously guaranteed, and hereby expressly guarantees, to the Agent and the Banks the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations, including all such Obligations

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which would become due but for the operation of the automatic stay pursuant to
ss.362(a) of the Federal Bankruptcy Code and the operation of secs.502(b) and 506(b) of the Federal Bankruptcy Code. Hadco Phoenix agrees to be bound by and to comply with all of the terms and conditions of, and to perform all of the obligations of the Guarantor under, the Guaranty and further agrees that it shall be deemed the "Guarantor" under, as defined in and for all purposes of the Guaranty.

    SS.2. DEFINITION OF "OBLIGATIONS" IN AND FOR ALL PURPOSES OF THE GUARANTY. Pursuant to ss.1 of the Guaranty, Hadco Phoenix confirms that the consummation of the Continental Merger has occurred and agrees that the term "Obligations" in the Guaranty has the meaning provided therefor in the Credit Agreement and is no longer limited to the Maximum Guaranteed Loan Value.

    SS.3. COUNTERPARTS. This Confirmation may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

    SS.4. GOVERNING LAW. This Confirmation shall for all purposes be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts of laws).

                                    HADCO PHOENIX, INC.,
                                      formerly known as Continental
                                      Circuits Corp. and the survivor
                                      of the merger of Continental
                                      Circuits Corp. and Hadco Acquisition
                                      Corp. II

                                    By:
                                       -------------------------------------
                                       Title:

ACCEPTED AND ACKNOWLEDGED:

BANKBOSTON, N.A., AS AGENT

By:
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   Title: